Exhibit 99.1

Date:	May 4, 2011
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC.

ANNOUNCES PURCHASE OF

BENEFIT CONSULTING INSURANCE BUSINESSES

Stroudsburg, PA, May 4, 2011 – ESSA Bancorp Inc. (the “Company”) (NASDAQ Global MarketSM; “ESSA”) today announced that its wholly owned subsidiary, ESSA Bank & Trust (the “Bank”) has completed the purchase of the benefit consulting insurance businesses of William S. Harrison II and David P. Lilly, two Lehigh Valley-based insurance agents who have been serving clients throughout eastern Pennsylvania for over twenty years. The new companies will eventually be known as ESSA Advisory Services, and will be a subsidiary of ESSA Bank & Trust. As such, ESSA Advisory Services will continue to operate as a full-service insurance benefits consulting company, offering group services such as health insurance, life insurance, short term and long term disability, dental, vision and 401(k) retirement planning as well as individual health products. The Company was represented by Ambassador Financial Group, Inc.

“This acquisition underscores our long-term strategy of offering products and services that help to meet all of the financial needs of our customers,” explained Gary S. Olson, President and CEO of ESSA Bancorp. “The acquisition of these companies extends our business banking platform and creates an opportunity to win market share in an increasingly important area of the financial services industry.”

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

Owners William S. Harrison II and David P. Lilly, along with their staff members, will join ESSA Advisory Services. “We are extremely pleased to be joining ESSA Bank & Trust,” said Harrison. “This combination represents an opportunity to expand and provide more clients with the best solutions for their employee benefit offerings.”

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1.0 billion and is the leading service-oriented financial institution headquartered in the Greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

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